Exhibit 21.2

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
Subsidiaries of American Equity Investment Life Holding Company

State of Organization
Insurance Subsidiaries:
American Equity Investment Life Insurance Company	Iowa
American Equity Investment Life Insurance Company of New York	New York
Eagle Life Insurance Company	Iowa
AEL Re Vermont Inc.	Vermont
AEL Re Bermuda Ltd.	Bermuda
Noninsurance Subsidiaries:
AE Capital, LLC	Iowa
American Equity Investment Properties, L.C.	Iowa
American Equity Capital Trust II	Delaware
AERL, L.C.	Iowa
High Trestle Investment Management, LLC	Iowa
NC Securities Holdco, LLC	North Carolina
Residential Investment Trust	Delaware
Residential Investment Trust II	Delaware
Residential Investment Trust III	Delaware
Residential Investment Trust IV	Delaware
Residential Investment Trust V	Delaware